EXHIBIT 15.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-114188 of Air France-KLM on Form F-3 of our report dated October 28, 2005 except for notes 24 and 25 as to which the date is June 26, 2006, relating to the consolidated financial statements as of July 31, 2005 (such report contains an explanatory paragraph referring to the fact that International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America and that the application of the latter would have affected the determination of consolidated net income for the seven month period ended July 31, 2005, and the determination of consolidated shareholders’ equity and financial position as of July 31, 2005, to the extent summarized in Note 25) of Amadeus Global Travel Distribution, S.A. and its subsidiaries, which report appears in this Annual Report on Form 20-F of Air France-KLM for the year ended March 31, 2006.

/s/ for Deloitte, S.L.

Madrid, España

July 18, 2005